Exhibit 10.4

TIVO INC.

1999 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Pursuant to the Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, TiVo, Inc. (the “Company”) has granted you an option under its 1999 Equity Incentive Plan (the “Plan”) to purchase the number of shares of Common Stock indicated in the Grant Notice at the exercise price indicated in the Grant Notice. Defined terms not explicitly defined in this Stock Option Agreement or the Grant Notice but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1. VESTING. Subject to the limitations contained herein, your option will vest as provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service. Notwithstanding anything to the contrary in this Section 1 or in the Grant Notice, your option may vest on an accelerated basis pursuant to Section 11(d) of the Plan and, if applicable, the Change of Control Terms and Conditions between the Company and Employee dated as of                     , 20     (the “Change of Control Agreement”).

2. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or part of your option. You may elect to make payment of the exercise price in cash or by or in any manner that is permitted in the Grant Notice, which may include one or more of the following:

(a) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds; or

(b) provided that a the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock, held for the period required to avoid a charge to the Company’s reported earnings, and owned free and clear of any liens, claims, encumbrances or security interests and valued at its fair market value on the date of exercise; or

(c) payment by a combination of the above methods.

3. WHOLE SHARES. Your option may only be exercised for whole shares.

4. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, your option may not be exercised unless the shares issuable upon exercise of your option are then registered under the Securities Act or, if such are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also simply with other applicable laws and regulations governing the option and the option may not be exercised if the Company determines that the exercise would not be in material compliance with such laws and regulations.

5. TERMS. Except as otherwise may be provided in the Change of Control Agreement, the term of your option commences on the Date of Grant and expires upon the earliest of the following:

(i) the Expiration Date indicated in the Grant Notice;

(ii) the tenth (10th) anniversary of the Date of Grant;

(iii) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason;

(iv) twelve (12) months after the termination of your Continuous Service due to Disability; or

(v) three (3) months after the termination of your Continuous Service for any other reason, provided that if during any part of such three (3)-month period the option is not exercisable solely because of the condition set forth in Section 4, the option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service.

To obtain the federal income tax advantages associated with an “incentive stock option,” the Code requires that at all time beginning on the grant date of the option and ending on the day three (3) months before the date of the option’s exercise, you must be an employee of the Company, except in the event of your death or Disability. The Company had provided for extended exercisability of your option under certain circumstances for your benefit, but cannot guarantee that your option will be treated as an “incentive stock option” if you exercise your option more than three (3) months after the date your employment with the Company terminates.

6. EXERCISE.

(a) You may exercise the vested portion of your option during its term by delivering a Notice of Exercise (in the form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular hours, together with such additional documents as the Company may then require.

(b) By exercising your option you agree to the following:

(i) as a condition to any exercise of your option, the Company may require you to enter into one or more arrangements providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise; and

(ii) if your option is an incentive stock option, you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

7. TRANSFERABILITY. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

8. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, there respective stockholders, Board of Directors, Officers or Employees to continue any relationship which you might have as a Director or Consultant for the Company or an Affiliate.

9. NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, address to you at the least address you provided to the Company.

10. GOVERNING PLAN DOCUMENTS. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted and those of the Plan, the provisions of the Plan shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Stock Option Agreement is deemed made as of the Date of Grant set forth in the Grant Notice.

TIVO, INC.

By:

Title:

OPTIONEE

[Name of Optionee]

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